Exhibit 99.1

Contacts:
Martin Forrest	John Gallagher
Senior Director	Media Relations Manager
Corporate Communications	Corporate Communications
& Investor Relations	& Investor Relations
510.923.5705	510.923.6905

CHIRON APPOINTS J. RICHARD FREDERICKS TO BOARD OF DIRECTORS

EMERYVILLE, CA, February 10, 2003 --- Chiron Corporation (NASDAQ:CHIR) today announced that J. Richard Fredericks, age 57, has been appointed to the company’s Board of Directors. Mr. Fredericks, former United States Ambassador to Switzerland, has spent nearly 30 years in the brokerage industry, specializing in investment research analysis and investment banking.

 “Ambassador Fredericks brings a valuable depth of experience to Chiron’s board of directors,” said Seán Lance, Chiron’s chairman and chief executive officer. “We look forward to the contributions he will make as Chiron continues to harness the power of its business model for sustained growth.”

Ambassador Fredericks began his career with Dean Witter in 1970 as a securities analyst and joined Shuman, Agnew and Company five years later as a partner in the same capacity.  In 1977, he joined Montgomery Securities (now Banc of America Securities) as a partner and later Senior Managing Director in Investment Research, covering the banking and financial services area.  For 17 consecutive years, Mr. Fredericks was chosen by Institutional Investor Magazine as an “All-American” Research Analyst, covering the commercial banking industry.  In 1995, Mr. Fredericks formally changed roles to oversee

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J. RICHARD FREDERICKS NAMED TO

CHIRON BOARD OF DIRECTORS                                                                               Page 2 of  3

the firm’s investment banking effort for the financial industry in the areas of commercial banking, thrifts, and financial technology.  In that position, he played a leading advisory or managerial role in numerous merger and acquisition transactions, many of which were the largest ever completed at the time.

Ambassador Fredericks served as United States Ambassador to both Switzerland and to Liechtenstein from 1999 to 2001.

Ambassador Fredericks currently serves as Chairman of Dionis Capital, a New York based-hedge fund focusing on the financial services industry; as a Managing Director of Main Management, a money management firm which invests exclusively in Exchange Traded Funds (ETFs); and as an Entrepreneur in Residence at Weston Presidio, a Venture Capital firm.

About Chiron

Chiron Corporation, headquartered in Emeryville, California, is a global pharmaceutical company that leverages a diverse business model to develop and commercialize high-value products that make a difference in people’s lives. The company has a strategic focus on cancer and infectious disease. Chiron applies its advanced understanding of the biology of cancer and infectious disease to develop products from its platforms in proteins, small molecules and vaccines.  The company commercializes its products through three business units: biopharmaceuticals, vaccines and blood testing. For more information about Chiron, visit the company’s website at www.chiron.com.

This news release contains forward-looking statements, including statements regarding sales growth, product development initiatives, new product marketing, acquisitions and in- and out-licensing activities, that involve risks and uncertainties and are subject to change.  A full discussion of the company’s operations and financial condition, including factors that may affect

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J. RICHARD FREDERICKS NAMED TO

CHIRON BOARD OF DIRECTORS                                                                               Page 3 of  3

its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-Q for the quarter ended September 30, 2002, and the form 10-K for the year ended December 31, 2001, and will be contained in all subsequent periodic filings made with the SEC.  These documents identify important factors that could cause the company’s actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, stock-price and interest-rate volatility, and marketing effectiveness.  In particular, there can be no assurance that Chiron will increase sales of existing products, successfully develop and receive approval to market new products, or achieve market acceptance for such new products.  There can be no assurance that Chiron’s out-licensing activity will generate significant revenue, nor that its in-licensing activities will fully protect it from claims of infringement by third parties.  In addition, the company may engage in business opportunities, the successful completion of which is subject to certain risks, including shareholder and regulatory approvals and the integration of operations.

Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.

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